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                                                                     Exhibit (M)


                           12b-1 DISTRIBUTION PLAN OF
                         OHIO NATIONAL EQUITY FUND, INC.



     1. Pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and according to the terms of this Distribution Plan (the "Plan"), OHIO NATIONAL EQUITY FUND, INC. (THE "Fund") may act as the distributor of securities of the Growth Portfolio, the Income Portfolio, the Income & Growth Portfolio and the Money Market Portfolio (the "portfolios"), for each of which the Fund is the issuer.

     2. Amounts not exceeding in the aggregate a maximum amount equal to 0.17% for the Money Market Portfolio and 0.30% for each of the other portfolios of the average of the daily aggregate net asset value of each such portfolio during each fiscal year of the Fund elapsed after the inception of the Plan may be paid by that portfolio on behalf of shares of that portfolio which are sold through the Fund's Principal Underwriter or through other broker-dealers, financial institutions and other organizations which have entered into dealer agreements with the Fund's Principal Underwriter (collectively "Shares") at any time after the inception of the Plan in order to pay the Principal Underwriter for efforts expended in respect of or in furtherance of sales of Shares and to enable the Principal Underwriter to pay or to have paid to others who sell or have sold Shares, a maintenance, service or other fee, at such intervals as the Principal Underwriter may determine, in respect of Shares previously sold by any such others at any time and remaining outstanding during the period in respect of which such fee is or has been paid.

     3. (a) This Plan shall not take effect as to any portfolio until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding shares of that portfolio; and

          (b) This Plan shall not take effect until it has been approved by votes of a majority of both (i) the directors of the Fund and (ii) those directors who are not "interested persons" of the Fund as defined in the Act and who have no direct or indirect financial interest in the operation of this Plan or any agreements of the Fund or any other person related to this Plan (the "Rule 12b-1 Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

     4. Unless sooner terminated pursuant to section 7, this Plan shall continue in effect for a period of one year from the date it takes effect and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in section 3(b).

     5. Any person authorized to direct the disposition of monies paid or payable by a portfolio pursuant to this Plan or any related agreement shall provide to the Fund's Board, at least quarterly, and the Board shall review, a written report of the amounts so expended and the purposes for which such expenditures were made.

     6. This Plan may be terminated at any time (a) by vote of a majority of the Rule 12b-1 Directors, (b) by vote of a majority of the Fund's outstanding shares of (c) as to any one of the portfolios, by vote of a majority of the outstanding shares of that portfolio.
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     7. Any agreement of the Fund related to this Plan shall be in writing, and shall provide:

         (a) That such agreement may be terminated at any time, without payment of any penalty, under the same terms as provided for termination of the Plan in section 6 on not more than sixty days written notice to any other party to the agreement; and

         (b) That such agreement shall terminate automatically in the event of its assignment.

     8. This Plan may not be amended to materially increase the amount of distribution expenses provided for in section 2 hereof unless such amendment is approved in the manner provided in section 3(a) hereof and no material amendment to the Plan shall be made unless approved in the manner provided for in section 3(b) hereof.